UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 31, 2018

PetroQuest Energy, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32681	72-1440714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana		70508
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (337) 232-7028

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On August 31, 2018, PetroQuest Energy, Inc., a Delaware corporation (the “Company”), and PetroQuest Energy, L.L.C., a Louisiana limited liability company (the “Borrower”), entered into the Multidraw Term Loan Agreement (the “New Loan Agreement”) with the Lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent. The New Loan Agreement replaced the Company’s previous Multidraw Term Loan Agreement (the "Previous Loan Agreement") dated as of October 17, 2016.
The New Loan Agreement provides a multi-advance term loan facility in a principal amount of up to $50 million. The loans drawn under the New Loan Agreement (collectively, the “Term Loans”) may be used to repay existing debt, to pay transaction fees and expenses, to provide working capital for exploration and production operations and for general corporate purposes. The Term Loans mature on October 17, 2020.
On August 31, 2018, the Borrower borrowed $50 million under the Term Loans, and repaid $32.5 million of outstanding borrowings under the Previous Loan Agreement, plus accrued interest and fees, and retained the balance of the borrowings for general corporate purposes. As a result, the Borrower currently has no borrowing availability under the New Loan Agreement. As of August 31, 2018, the Company had approximately $25 million of cash on hand.
The obligations under the New Loan Agreement and the Term Loans are secured by a first priority lien on substantially all of the assets of the Company and certain of its subsidiaries, including a lien on all equipment and at least 90% of the aggregate total value of the oil and gas properties of the Company and its subsidiaries, a lien on certain undeveloped acreage, a pledge of the equity interests of the Borrower and certain of the Company’s other subsidiaries, and corporate guarantees of the Company and certain of the Company’s other subsidiaries of the indebtedness of the Borrower. Term Loans under the New Loan Agreement bear interest at the rate of 10% per annum.
The Company and its subsidiaries are subject to certain restrictive financial covenants under the New Loan Agreement, including maintaining a ratio of (i) the present value, discounted at 10% per annum, of the estimated future net revenues in respect of the Company’s and its subsidiaries’ oil and gas properties, before any state, federal, foreign or other income taxes, attributable to proved reserves, using three-year strip prices in effect at the end of each calendar quarter, including swap agreements in place at the end of each quarter, to (ii) the sum of the outstanding Term Loans and the then outstanding commitments to provide Term Loans, that shall not be less than (a) 1.4 to 1.0 as measured on September 30, 2018 and (b) 1.5 to 1.0 as measured on December 31, 2018, and on the last day of each calendar quarter thereafter.

Sales of the Company’s and its subsidiaries’ oil and gas properties outside the ordinary course of business are limited under the terms of the New Loan Agreement. In addition, the New Loan Agreement prohibits the Company from declaring and paying dividends on its Series B Preferred Stock.
The New Loan Agreement also includes restrictions with respect to debt, liens, dividends, distributions and redemptions, investments, loans and advances, nature of business, international operations and foreign subsidiaries, leases, sale or discount of receivables, mergers or consolidations, sales of properties, transactions with affiliates, negative pledge agreements, gas imbalances and swap agreements. As of the date hereof, the Company was in compliance with all such covenants contained in the Loan Agreement.
The foregoing description of the New Loan Agreement is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this Form 8-K is incorporated herein by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
Exhibit Number    Description of Exhibit

10.1
Mulitdraw Term Loan Agreement dated as of August 31, 2018, among PetroQuest Energy L.L.C., PetroQuest Energy, Inc., the Lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 31, 2018
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer